EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jennifer Beugelmans, 646-201-5447 Doug Sherk, 415-896-6820 Media:
763-557-2222	Steve DiMattia, 646-201-5445

ATS Medical Provides Update on First Generation Tissue Valve Approval
Canadian Regulatory Authorities Approve 3f® Aortic Bioprosthesis for Sale in Canada
Company Updates Financial Outlook for 2008

MINNEAPOLIS, January 31, 2008 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced it has received a request for additional information and clarification from the US Food and Drug Administration (FDA) regarding its PMA approval application for its ATS 3f® Aortic Bioprosthesis. Additionally, the Company announced the same valve has been approved by the Canadian regulatory authorities for sale in Canada.

“We look forward to working closely with the FDA to provide the information requested and answer conclusively their questions during the first quarter,” commented Michael Dale, President and CEO of ATS Medical. “Based on the nature of the questions received, we remain confident that the ATS 3f® Aortic Bioprosthesis will receive PMA approval but the approval may not occur until the second half of 2008.”

The PMA for the ATS 3f® Aortic Bioprosthesis is supported by data from 405 patients implanted with the heart valve and included over 900 patient years of follow-up data. The clinical results for the ATS 3f® Aortic Bioprosthesis met all the FDA Objective Performance Criteria (OPC) used for assessing clinical data.

The FDA’s request for additional information was primarily related to the in-vitro testing submitted in the original IDE application. The Company is confident it can provide information and analysis to assure FDA that the in-vitro data meets all FDA and international valve testing standards and that the ATS 3f® Aortic Bioprosthesis is safe and effective.

The valve is currently approved for sale in Europe and marketing will begin in Canada in the near future.

Financial Outlook

Additionally, the Company provided an update to its previously issued financial guidance for 2008 and its reporting timeline for 2007 year-end results.

The Company anticipates it will release preliminary sales data for the fourth quarter and full year 2007 on February 4th and report full year 2007 operating results on February 25, 2008. The Company expects that its full year 2007 revenue will be within its originally provided guidance of $49 million to $50 million.

For the full year 2008, the Company is revising its full year revenue estimate to between $60 to $64 million as compared to its previous revenue guidance of $65 to $70 million. The revised guidance includes approximately $2.0 to $3.0 million of worldwide revenue from the company’s tissue valves.

“The delay in our ability to market the tissue value in the U.S. is expected to result in a modest reduction in our growth expectations for 2008. However we still expect to report revenue growth of approximately 25% for 2008,” commented Mr. Dale. “Additionally, we continue to believe the strong growth of our mechanical valve, heart valve repair and surgical ablation franchises will enable us to be profitable in the fourth quarter of 2008 and will provide cash flow adequate to fund the business until we are cash flow positive.”

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 145,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair, and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its most recent quarterly report on Form 10-Q.

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